Exhibit 13(a)

                                NORTHWESTERN
                             1997 ANNUAL REPORT


                     SHAPING THE MARKETPLACE OF TOMORROW

   [LOGO]
        NW
   -------------
   NORTHWESTERN

   1997
   OUR BEST YEAR EVER


        * Revenues rose to a record $918 million, up 167% from $344 million in 1996.

        * Earnings per share from ongoing operations increased 10% to a record $1.31, the fifth consecutive year of record growth.

        * Total return to shareholders in 1997 was 40% after a 29% return in 1996.

        * Quarterly dividends increased 5.4%, our 14th consecutive annual increase.

        * The Board of Directors approved a 2-for-1 common stock split in May 1997.

                CONTENTS                                               FINANCIAL HIGHLIGHTS
                --------                                               --------------------
       To Our Shareholders                      (IN THOUSANDS EXCEPT                1997            1996         Increase
       1-2                                        PER SHARE AMOUNTS)

       The Companies of
       Northwestern                     Total Revenue                               $ 918,070     $ 344,009            167%
       3-4

       A Trillion Dollar
       Opportunity
                                        Net Income                                     26,264         24,361*            8%
       5

       A Strategy For Growth
       6-11
                                        Earnings on Common Stock                       23,411         21,170*           11%
       Board of Directors
       12-13

       Officers                         Earnings per Common Stock                        1.31           1.19*           10%
       14

       Management's Discussion
       and
                                        Annual Dividend Rate, YE                          .97            .92             5%
          Analysis
       15-19

       Statements and Notes
       20-33                            Earnings Before Interest,
                                          Taxes, Depreciation and
       Financial and Operating            Amortization (EBITDA)                        90,232         69,832            29%
         Statistics
       34
                                        *FROM ONGOING OPERATIONS WHICH EXCLUDES
       Shareholder Information             A ONE-TIME GAIN OF $1.7 MILLION OF
       35                                  $.09 PER SHARE

/TABLE

   [Photo of Merle Lewis]

   Northwestern provides energy, telecommunications and related services to customers across America. Our mission is to be the leader in integrating products and services to the marketplace of tomorrow.

   TO OUR SHAREHOLDERS
   -------------------
   Three years ago we began a visionary journey. Anticipating the competitive forces changing the energy, telecommunications and related services industries, and recognizing the consumer's growing demand for integrated, value-added products and services, we began a series of strategic steps to position Northwestern as a growth-oriented leader in the marketplace of tomorrow.

   In 1997, we demonstrated the resources, discipline and market savvy necessary to make our vision reality and to surpass even our most optimistic projections of future performance. Our vision is founded upon a clear strategic plan which 1) buildings on the historic success of our distribution and service businesses, 2) leverages our core competencies to gain competitive advantages in energy, telecommunications and service-related industries, 3) increases access to a national customer base and 4) capitalizes upon our opportunities to integrate products and service offerings to meet customer expectations in tomorrow's marketplace.

   TOMORROW'S MARKETPLACE
   ----------------------
   Customers want the simplicity, convenience and savings inherent when a variety of products and services are combined in custom-tailored packages that meet their individual needs. Our strategic vision centers upon the development and acquisition of operations offering consumer-desired products which can be integrated with proven products from other Northwestern companies in a way which gives us an edge in the competitive marketplace.

   For customers, it will mean more convenience, better service, lower cost and access to innovative and value-added products and services. For Northwestern, it will mean additional revenue per customer, increased market share and opportunity for enhanced customer loyalty. In the marketplace of tomorrow, companies capitalizing on existing customer relationship will have greater opportunities for growth and future success.

   Another key element of our strategy is the development and expansion of a broad nationwide customer base. We have more than tripled our existing customer base over the last two years, while expanding the geographical reach of our operations across the U.S.





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


   THE FOUNDATIONS ARE IN PLACE
   ---------------------------
   Our vision as a leading national provided of integrated services is aggressive, challenging, fast-paced and achievable. Three years ago our annual revenues were $157 million. In 1997, our revenues grew to $918 million. This is only the beginning. Today we have in place the foundation for our long-term growth strategy.

   To sustain this growth in an increasingly competitive environment, Northwestern is seeking to strengthen its market identity. Northwestern shareholders will receive a proxy statement in March discussing a proposal to change our name to Northwestern Corporation and to adopt a new stock symbol, NOR. The name change is another initial step in our transformation to a nationwide, consumer-preferred integrator of products and services for the marketplace.

   PEOPLE:  OUR MOST PRECIOUS RESOURCE
   -----------------------------------
   Northwestern's accomplishments in 1997 reflect the contributions of a talented group of team members who possess an incredible level of energy. Time after time, Northwestern's people have proven they are the best in the business. They believe in Northwestern. In fact, our employees are also shareholders and our officers and managers demonstrate their commitment by purchasing shares every pay period.

   Our Directors also deserve special thanks for another year of outstanding guidance. We want to especially acknowledge and thank Herman Lerdal, who is retiring from his Director's position in April. We appreciate his 23 years of advice and counsel.

   OUR LOYAL SHAREHOLDERS
   ----------------------
   Northwestern is committed to building long-term value for you. We have set our sights on an achievable vision and the creation of extraordinary shareholder value. We thank you for the trust you have shown in us and for your investment in the Northwestern family of companies.


                                           /s/ Merle D. Lewis
                                           ------------------------------
                                           Merle D. Lewis

                                           CHAIRMAN, PRESIDENT & CHIEF
                                           EXECUTIVE OFFICER SHAREHOLDER

                                           February 13, 1998






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

                        THE COMPANIES OF NORTHWESTERN

   [From left to right]

   [logo]
   NORTHWESTERN
   Public
   Service

   Provider of competitive, reliable electric and natural gas service to Midwestern customers.
   [photo]



   [photo]
   [logo]
   NORTHWESTERN
   Services

   The catalyst for integrating products and services throughout the Northwestern companies, offering customers value and convenience through custom-tailored packages of products and services for homes and businesses.


   [photo]
   [logo]
   CORNERSTONE{TM}
   Propane Partners

   The fifth largest retail propane marketer in the U.S. serving over 380,000 customers. Coast Energy Group is a national wholesale and energy marketing entity of Cornerstone.



















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

   [photo]
   [logo]
   SERVICENTERUSA{TM}

   Premier nationwide provider of heating, ventilating, air conditioning, plumbing and related services for residential and business customers.


   [photo]
   [logo]
   SYSTEMSUSA{TM}

   Provider of sophisticated voice, video and data solutions for customers across America. Formed in lat 1997, Communication Systems USA is expected to be one of our fastest-growing entities.


   [logo]
          NW
   -------------------
   NORTHWESTERN

   The companies of Northwestern provide an ever-expanding menu of consumer-preferred and advantageously priced products and services.





























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

   A TRILLION DOLLAR OPPORTUNITY
   -----------------------------
   The domestic energy, telecommunications and related services industry and marketplace is over $1 trillion and growing. We are achieving our vision by positioning Northwestern as a major player in this enormous marketplace where speed, customer innovation, resources and savvy make bold visions a reality.

   WATCH NORTHWESTERN.
   -------------------
   Our vision is unlimited, our strategies are sound, our performance affirming.









































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

   THE COMPANIES OF NORTHWESTERN

   INTEGRATING PRODUCTS AND SERVICES FOR THE MARKETPLACE OF TOMORROW

   [logo]
          NW
   -------------------
   NORTHWESTERN
   SERVICES

   [photos]

   Northwestern Services integrates the marketing and delivery of value-added products and services across the companies of Northwestern -- offering more products to more of our customers while earning their long-term loyalty. Our residential line includes a portfolio of products to provide safety, comfort and convenience such as home monitoring systems, carbon monoxide detectors and appliance maintenance contracts. Northwestern Services also has a complete line of commercial and industrial products and services designed to make customers more competitive and successful.

   A nationally recognized opinion poll recently identified what American consumers what most: LIFE SIMPLIFICATION. Simplification is the essence of integration: it combines multiple services for the home or business into cost saving and convenience enhancing packages. Northwestern is creating and packaging its own products and services to meet this demand. Advantages to the consumer are obvious -- one bill, one source, one purchase decisions, from one trusted service provider. For those entities who package services attractively and cost-effectively, the opportunity is unparalleled -- A TRILLION DOLLAR OPPORTUNITY in which Northwestern's vision and strategic plan finds fulfillment.




















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

   The Companies of
   Northwestern

   PROPANE:  ONE OF AMERICA'S BEST VALUES

   [logo]
   CORNERSTONE{TM}
   Propane Partners

   Cornerstone, the fifth largest retail propane and related services marketer in the U.S., operates an extensive distribution network to transport propane to 300 customer service centers. Over 2000 employees deliver propane locally to Cornerstone customers in 27 states. Cornerstone's operations are managed by its General Partner, Cornerstone Propane GP, Inc., a wholly owned subsidiary of Northwestern. Cornerstone Propane Partners, L.P. (NYSE: CNO) is a publicly traded master limited partnership.

   [photos]


































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


   [photos]

   COMPETITIVE ELECTRIC AND NATURAL GAS SERVICES

   [logo]
          NW
   -------------------
   NORTHWESTERN
   PUBLIC
   SERVICE

   Northwestern's energy companies serve electric customers in eastern South Dakota and natural gas to customers in eastern South Dakota and central Nebraska. The combination of internal cost-efficiencies and advantageous long-term supply sources has resulted in stable and competitive prices for customers.

   Energy -- one of the major access routes to a customer's home or business -- provides extensive opportunities for integration and sales of other value-added products and services to our customers.

































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

   The Companies of
   Northwestern

   ONE OF THE NATION'S PREMIER HVAC AND RELATED SERVICES PROVIDERS

   [logo] SERVICENTERUSA{TM}

   ServiCenter USA was formed in 1997 to become a leading national provider of value-added heating, ventilating, air conditioning (HVAC), plumbing and related services for residential and business customers in the U.S. Through the acquisition and development of the industry's best entrepreneurial companies, ServiCenter USA brings a new dimension of professional service and value creation to the HVAC and related services industry. Consistent, guaranteed, world-class service; highly skilled technicians; fair pricing and the integration of additional products and services differentiate ServiCenter USA in the marketplace. HVAC and related services operations are a natural complement to Northwestern's other companies and provide delivery capability and another national customer base to expand product and service offerings.

































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


   UNPARALLELED OPPORTUNITY IN COMMUNICATIONS & DATA SOLUTIONS

   [photos]
   [logo]
   COMMUNICATION
   SYSTEMS USA{TM}

   Created in late 1997, Communication Systems USA is anticipated to be one of our fastest-growing operations. Communication Systems USA is executing a national acquisition and development platform to build a premier provider of communications and data services in the U.S. The communication systems and data services industry is experiencing robust expansion, with double-digit annual growth rates.

   Increasingly, customers want more sophisticated voice, video and data solutions provided from a reliable national market leader. Communication Systems USA is well on its way to achieving substantial revenue growth in 1998. With the many parallels between communications and the Northwestern companies, this new entity opens many possibilities for extraordinary long-term growth along with product and service expansion.

































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


   BOARD OF DIRECTORS
   MERLE D. LEWIS (1)
   Chairman, President & CEO
   Northwestern
   Huron, S.D. - Elected 1993
   [photo]

   RANDY G. DARCY
   Senior Vice President - Operations
   General Mills, Inc.
   Minneapolis, Minn. - Elected 1998
   [photo]

   RICHARD R. HYLLAND
   Executive Vice President,
   Northwestern
   Sioux Falls, S.D. - Elected 1995
   [photo]

   JERRY W. JOHNSON (2)(3)
   Dean of the School of Business,
   University of South Dakota
   Vermillion, S.D. - Elected 1994
   [photo]

   AELRED J. KURTENBACH (1)(3)
   President & CEO,
   Daktronics, Inc.
   Brookings, S.D. - Elected 1994
   [photo]

   HERMAN LERDAL (2)
   Banking Consultant, Former Banker
   and College Development Officer
   Sioux Falls, S.D. - Elected 1975
   [photo]

   LARRY F. NESS (1)(2)
   Chairman & CEO, First Dakota Financial Corp.;
   Chairman & CEO, First Dakota National Bank
   Yankton, S.D. - Elected 1991
   [photo]

   GARY OLSON (1)
   President & CEO,
   Norwest Bank South Dakota, N.A.;
   Regional President, Norwest Corporation
   Sioux Falls, S.D. - Elected 1997
   [photo]




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

   RAYMOND M. SCHUTZ (1)
   Attorney and Partner,
   Siegel, Barnett & Schutz
   Aberdeen, S.D. - Elected 1990
   [photo]

   BRUCE J. SMITH (2)(3)
   Attorney and Partner,
   Luebs, Leininger, Smith, Busick & Johnson
   Grand Island, Neb. - Elected 1989
   [photo]



   _________________________________________

   (1)  Audit Committee
   (2)  Nominating & Compensation Committee
   (3)  Corporate Governance Committee


































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

   BOARD DEVELOPMENTS

   The Board elected two new members effective in 1998, Randy Darcy is senior vice president-operations of General Mills, Inc. in Minneapolis, Minnesota. He has an extensive background in manufacturing, engineering and purchasing. Gary Drook is president and chief executive officer of Ruppman Marketing Technologies, Inc. in Peoria, Illinois. Mr. Drook's professional career includes executive positions with large telecommunications and network services firms.

   On April 30, 1998, Herman Lerdal will retire after serving 23 years as a Director. Northwestern appreciates his many contributions to the company's Board of Directors.








































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


   OFFICERS
   NORTHWESTERN                          NORTHWESTERN COMPANIES
   Merle D. Lewis
      Chairman, President & Chief        NORTHWESTERN GROWTH CORPORATION
         Executive Officer                  Richard R. Hylland
                                               Chief Executive Officer
   Richard R. Hylland
      Executive Vice President              Daniel K. Newell
                                               President & Chief
   Alan D. Dietrich                               Operating Officer
      Vice President -
         Administration & Corporate      NORTHWESTERN SERVICES
         Secretary                       CORPORATION
                                            Thomas A. Gulbranson
   Arthur R. Donnell                           President & Chief
      Vice President - Energy                     Operating Officer
         Operations
                                         CORNERSTONE PROPANE GP, INC.
   Thomas A. Gulbranson                     Keith G. Baxter
      Vice President - Customer                President & Chief
         Services                                 Executive Officer

   Rodney F. Leyendecker                 SERVICENTER USA
      Vice President - Market               Patrick L. Johnson
         Development                           President & Chief
                                                  Executive Officer
   Warren K. Lotsberg
      Vice President - Public            COAST ENERGY GROUP
         Affairs                            Vincent J. Di Cosimo
                                               President
   Daniel K. Newell
      Vice President - Finance &         NORTHWESTERN ENERGY CORPORATION
         Chief Financial Officer            Rodney F. Leyendecker
                                               President & Chief
   Rogene A. Thaden                               Operating Officer
      Vice President -
         Communications

   David A. Monaghan
      Controller & Treasurer













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